Exhibit 99.2

2008 Conference Presentation September 2008

Forward Looking Statements Statements made during this presentation contain forward-looking statements which are subject to risks and uncertainties. These include general economic and business conditions; the cyclical nature of the oil and gas industry; the availability, cost and volatility of raw materials and energy; uncertainties associated with the United States and worldwide economies; current and potential governmental regulatory actions in the United States and regulatory actions, and political unrest in other countries; industry production capacity and operating rates; the supply/demand balance for our products; competitive products and pricing pressures; access to capital markets; terrorist acts; operating interruptions; changes in laws or regulations; technological developments; our ability to implement our business strategies; creditworthiness of our customers; and other factors discussed in the periodic and current reports, including Forms 10-K, 10-Q and 8-K, filed from time to time by the Company with the SEC.

History of T-3 Energy Leading provider of pressure and flow control equipment aftermarket services along the U.S. Gulf Coast. Capitalized 2001 2002 2000 2003 2004 2005 2006 2007 2008 Servicing of Drilling Phase Pressure Control Products Servicing of Production Phase Wellhead Products Servicing of Transmission Phase Pipeline Valve Products Business Turn-Around Leading Aftermarket Service Provider Growth Strategy Developed

Developing a Growth Strategy Conservative Financial Management Non-Core Business Unit Divestiture and Vision New Product Introductions & Engineering Strategic Growth and Acquisition Supply Chain, Capacity & Process Improvements 2001 2002 2000 2003 2004 2005 2006 2007 2008 2003 growth strategy and company vision was deployed to focus on key business metrics. Growth Strategy Developed Distribution Fasteners Pump / Motor Fabrication Pressure Control Vision

Executing a Growth Strategy Conservative Financial Management Strategic Growth & Acquisition New Product Introductions & Engineering Supply Chain & International Sourcing Capacity & Process Improvements Early growth strategy has awarded T-3 Energy shareholders with successful growth in all facets of the business. 709 employees in 21 manufacturing / service facilities globally with two joint ventures. Introduced 113 new customer- driven products and dozens of product enhancements. Currently sourcing $30 million in raw products annually from Low Cost Countries. Doubled revenue capacity with less than $22M in growth capital since 2005. Debt further reduced to $29.5M as of August 18th, 2008. Net Debt <$40M Investment Payback <1.5 Years Maintenance CapEx <$1M

Growth Strategy Records Quality of Earnings Gross Margin OEM Products as a % of Revenue Quote Backlog Order Backlog Quarter End Shipments Successful execution of T-3 Energy's growth strategy has resulted in financial success and achievement of several financial records. OEM products as a % of revenue have grown on average 10 per- centage points yearly since 2003. August 25th, 2008 Quote Backlog was $226M with 70% targeting international orders. Continued backlog growth has resulted in record $99.6M as of August 25th, 2008. December 31st quarter-end shipments have increased every year since 2003. 80% $215M $81M $68M 40.0% Achieved highest quarter- end gross margin in T-3 history in Q2 2008. 26% $29M $3.3M $18.8M 32.0% 2003 2003 2003 2003 2003

International Revenues Offshore (Fixed Platform) Offshore (Floaters & Subsea) Successful execution of T-3 Energy's sales strategy has resulted in significant growth in both international and offshore markets. 70% of the existing quote backlog is targeting international opportunities. Combined offshore products have climbed from 33% to 48% since 2006. 60% 31% 17% 28% 26% 7% 2006 2006 2003 Significant growth in Offshore (Floaters & Subsea) supported by recent acquisitions. Sales Growth

Growth Strategy Results Pipeline Products Market New Manufactured BOP Market New BOP Controls Market Wellhead Products Market Successful execution of T-3 Energy's growth strategy has resulted in capturing significant market share. Significant opportunity remains. As a percentage of the entire new installed market base between 2005 and 2007. As a percentage of the entire new installed market base between 2005 and 2007. Of $1.1 billion United States domestic surface wellhead market. 13% 16% 3% 1% Of $1.9 billion global pipeline and transmission valve market. 0% 0% ~1.4% ~0.2% 2003 2003 2003 2003

Evolving a Growth Strategy

T3 Energy Services

T-3's continued growth relies on our ability to evolve with the changing market dynamics and customer expectations.

2008 | 2009 | 2010 | 2011 | 2012 | 2013 | 2014 | 2016 | 2017

Look for new product platforms or means to expand suite of packaged products and services.



Geographic Expansion
Product Growth
complement Products
Acquisition Model

International Growth & Acquisition

Continue to identify new international customers and markets.



International Expansion and Market Penetration

Design new customer-driven products that complement existing competencies & products.



New Product Introductions / Enhancements

Expand LCC sourcing opportunities and enhance internal LCC capabilities.



RUSSIA
EAST ASIA

International Sourcing and Capacity Expansion

Identify strategic opportunities to package products and services provided by T-3.



Packaged Services and Products

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Strong Financial Track Record Q2 2007 operating results include a charge of $2.5 million related to a change in control provision. Q2 2007 operating results would be as follows with this add-back; SG&A $8,918 (17.2%), EBITDA $11,532 (22.2%), EBIT $10,457 (20.1%), net income $7,242, and Diluted EPS $0.60. Q2 2008 operating results include $2.5 million in costs related to the pursuit of strategic alternatives for the company. Q2 2008 operating results would be as follows with this add-back; SG&A $11,950 (17.7%), EBITDA $16,029 (23.7%), EBIT $13,770 (20.3%), net income $9,122, and Diluted EPS $0.70.

Excellent Position for Future Success

T3 Energy Services

Due to T-3's conservative financial management philosophy and transition as an O.E.M. provider, T-3 has set the stage for continued success.

2008 | 2009 | 2010 | 2011 | 2012 | 2013 | 2014 | 2016 | 2017

T-3 Energy has become a recognized OEM provider of products and services.



NABORS INDUSTRIES LTD.
SandRidge
elpaso
Saudi Aramco
ExxonMobil
Taking on the world's toughest energy challenges

Customer Acceptance as an OEM.

Quote Backlog and Order Backlog continue to grow. Significant opportunities remain.



$3.3
$3.4
$30.1

Growing Quote and Order Backlogs

Past acquisitions have created a solid foundation for more aggressive growth.



Geographic Expansion
Product Growth
T3 Energy Services
complement Products
Acquisition Model

Strategic Growth through Acquisition

T-3 continues to observe significant success penetrating new international markets.



International Market Penetration

Solid balance sheet with leveraging opportunities. $500 million shelf remains.

Record Margins
Low Debt Ratio
Solid Cash Flow

Solid Balance Sheet and Financials

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